UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2011

PETROALGAE INC.

(Exact name of registrant as specified in charter)

Delaware	000-24836	33-0301060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 S. Harbor City Blvd., Suite 300 Melbourne, FL		32901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 321-409-7500

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement

On October 25, 2011, PA LLC (the “Company”) entered into an amended and restated license agreement (the “Agreement”) with Asesorias e Inversiones Quilicura S.A. (“AIQ”). The Agreement provides for the construction of a pilot-scale bioreactor in the Republic of Chile and a framework for the subsequent build-out of a commercial-scale facility in South America, subject to the parties’ agreement that the pilot-scale bioreactor has been operated successfully.

The Agreement provides for three separate phases: the Preliminary Phase, Phase I and Phase II.  In the Preliminary Phase, AIQ will construct and operate a pilot-scale bioreactor of 0.75 hectares to test and demonstrate the growth and harvesting aspects of the Company’s technology. The Company will grant AIQ a license to construct and operate the pilot-scale bioreactor in the Preliminary Phase in consideration for a limited license fee from AIQ.

If the parties agree that the Preliminary Phase has been operated successfully, the Company and AIQ will proceed to Phase I, during which the first commercial-scale unit increment of 150 hectares, including growth, harvesting and processing modules, will be constructed. The Company has agreed to construct the 150 hectare commercial growth unit on a turnkey basis, in return for payments from AIQ, billed on a progress basis, not to exceed a prescribed limit. After completion of Phase I, the parties will proceed to Phase II. In Phase II, AIQ will continue to expand the project in 150 hectare unit increments, including growth, harvesting and processing modules, until the facility forms a unit of up to 5,000 hectares. Under the Agreement, the Company will grant AIQ a license to use its technology to plan, construct and operate the Phase I and Phase II units and to sell the end products produced by these units in South America. The Company will receive a royalty on net sales of the products generated from every unit and unit increment during the 20-year term of the license.

Item 9.01.	Exhibits

Exhibit 10.1	Amended and Restated License Agreement, dated October 25, 2011, between PA LLC and Asesorias e Inversiones Quilicura S.A.†

†	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROALGAE INC.

Date: December 2, 2011	By:	/s/ James P. Dietz
	Name:	James P. Dietz
	Title:	Chief Financial Officer